EXHIBIT 10.1

Corporate Office 44201 Nobel Drive Fremont, California 94538

January 1, 2019

Michael Urban	***Personal & Confidential***

Dear Michael:

We are pleased to offer you the position of President of Worldwide Technology Solutions Distribution of SYNNEX Corporation (“Company”) at a starting annual salary of $550,000.00.  This equals approximately $21,153.85 on a bi-weekly basis.  You will participate in our annual 2019 Profit Sharing Plan, with a target payment of two times annual base salary, or $1,100,000.00, guaranteed at 50% for the first year, dependent upon Company achievement of minimum performance for net income and ROIC.

In addition to the above base salary and incentive compensation, you will also participate in the 2019 - 2021 Long Term Incentive Plan (“LTIP”) with a target value of $366,666.67 in the form of performance restricted stock units. You will be eligible for subsequent year LTIP programs as approved by our Compensation Committee.

Also, you will be eligible for other equity compensation.  Subject to the approval by our Compensation Committee , you will receive a Non-Qualified Stock Option equity grant of the approximate value of $500,000.00 and a Restricted Stock Award equity grant of the approximate value of $450,000.00. These two equity awards will vest over five years. You will be eligible for similar, annual equity grants commensurate with your performance beginning in fiscal fourth quarter 2019.

Subject to the approval by our Compensation Committee, you will receive (1) a “sign on” Restricted Stock Award equity grant of the approximate value of $225,000.00 that will vest on the expiration of your first year anniversary with the Company and (2) a second Restricted Stock Award equity grant of the approximate value of $225,000.00 on your first year anniversary date that will vest on your second anniversary date.

All equity grants will be evidenced by and subject to the Company’s standard equity grant agreements.  In addition, all of the above is subject to your continuous employment in good standing with the Company.

The Company will sponsor your US Permanent Residence and will pay for a new Visa application, future H1-b and green card.

You are eligible for Company benefits including paid holidays, sick time and vacation time.  Your medical, dental, vision, life, AD&D, employee assistance plan and flex plans are effective the first of the month following your start date or coinciding with your start date if you are starting on the first of the month. The Company sponsored disability plans are effective on the first of the month following your six-month anniversary with the Company.

You will be reporting to Dennis Polk, President and CEO, and your start date will be within two weeks of acceptance of this offer.  During the first 60 days (or such shorter or longer period as determined by the Company) of your employment, you will be working from our Telford, UK facility (“Telford Employment”).  After the Telford Employment, you will be working in our Greenville, SC facility.  In support of this relocation to Greenville, SC, you will be provided with up to 90 days temporary housing as well as $150,000.00 moving allowance toward any future move of your family. This includes all reasonable costs associated with your household move, paid on your behalf and all other moving allowance reimbursements. As a condition to receiving the moving allowance, you agree to repay 100% of the moving allowance if you: (1) voluntarily resign from the Company, or (2) are terminated for cause by the Company, in either event within the first 24 months of your relocation date.  Should you be unable to reimburse the Company for these expenses at the time of termination, the Company reserves the right to deduct the amount from your final paycheck.

Employment with the Company is for no specific period of time and “at-will.”  Please note that because your position is “at-will,” your job duties, title, compensation and benefits, as well as the Company’s human resources policies and procedures may change from time-to-time.  Accordingly, the “at-will” nature of your employment may only be changed in a document signed by you and an executive officer of the Company.  This is the full and complete agreement between us.  However, notwithstanding the foregoing, in the event the Company terminates you without cause during the Telford Employment, you will be eligible for a payment of $750,000.00 as full and final severance.

Your employment pursuant to this offer is contingent on (1) you accepting and electronically executing the required Company agreements and policies, including but not limited to the Proprietary Information & Inventions Agreement,  Conflict of Interest Disclosure, Employee Manual and Code of Ethics, and other such policies that may be required by the Company prior to your first day of employment, (2) you providing the Company with the legally-required proof of your identity and authorization, and continued authorization, to work in the UK and the United States, as applicable, and (3) the successful completion of a background check.

This letter covers the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral.  To accept this offer, please sign and return this letter to me.  This offer, if not accepted, will expire on the close of business on January 2, 2019.

We look forward to having you join us.  If you have any questions, please feel free to contact me.

Sincerely,

/s/ Dennis Polk

Dennis Polk
President and CEO
SYNNEX Corporation

I have read and accept this employment offer.

/s/ Michael Urban	01/01/2019
Signature	Date